Exhibit 99.1

Mavenir Systems® Completes Acquisition of Ulticom, Inc.
RICHARDSON, TX – January 16, 2015– Mavenir Systems® (NYSE:MVNR), a leading provider of software-based networking solutions, today announced that it has completed its acquisition of Ulticom, Inc.
Through this acquisition, Mavenir enhances its portfolio of next generation software products and solutions to include a scalable, virtualized Diameter Signaling Controller (DSC), an increasingly critical network element which efficiently scales mobile operator networks and securely provides interoperable 4G LTE and Voice over LTE (VoLTE) services.
Ulticom is a leading provider of telecom signaling solutions enabling the global transformation to 4G LTE, with key Diameter solutions deployed in ten tier one carrier networks globally, two of which are among the world’s top ten Mobile Network Operators (MNOs). Mavenir has previously partnered with Ulticom to resell its Diameter signaling solutions to five tier one mobile operator customers globally.
Today's closing follows the announcement on January 13th, 2015, that Mavenir entered into an agreement to purchase Ulticom, Inc.
Forward-Looking Statements
Statements in this press release that are not historical facts, including the statements regarding Mavenir’s success in the diameter signaling market, investment by carriers in encryption and decryption systems on 4G LTE networks and the completion of the transaction are forward-looking statements. Forward-looking statements can generally be identified by words such as “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “target,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those indicated by the forward-looking statements include risks regarding the timing of the investment in signaling solutions technology by 4G LTE carriers, our ability to integrate Ulticom’s business into ours, indemnification obligations, the effect of the acquisition on customer relationships, our operating results going forward and our ability to sell products to Ulticom’s customers. You should not place undue reliance on these forward-looking statements. Mavenir does not assume any obligation to update the forward-looking statements provided herein to reflect events that occur or circumstances that exist after the date on which the forward-looking statements were made, except as required by law.
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Exhibit 99.1

About Mavenir:
Mavenir Systems (NYSE: MVNR) provides software-based networking solutions that enable mobile service providers to deliver next generation services over 4G LTE networks. Mavenir™ has a fully virtualized end to end portfolio of Voice/Video, Messaging and Mobile Core products that include IP Multimedia Subsystem (IMS), Evolved Packet Core (EPC) and Session Border Controller (SBC). Mavenir's solutions, based on the award-winning mOne® software platform, leverage NFV and SDN technologies for deployments on cloud-based infrastructure.
© 2015 Mavenir Systems, Inc. All rights reserved. Mavenir Systems®, mOne®, AirMessenger®, Mavenir™, mStore™, mCloud™, and Transforming Mobile Networks™ are trademarks of Mavenir Systems, Inc.

CONTACT:
Media/Press
Maryvonne Tubb
Mavenir Systems, Inc.
+1 469 916 4393
pr@mavenir.com